Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form F-3 No. 333-202821) and related Prospectus of DryShips Inc. for the registration of shares of its common stock, including related preferred stock purchase rights, shares of its preferred stock, its debt securities, which may be guaranteed by one or more of its subsidiaries, its warrants, its purchase contracts, its rights and its units and to the incorporation by reference therein of our reports dated March 10, 2015 with respect to the consolidated financial statements and schedule of DryShips Inc., and the effectiveness of internal control over financial reporting of DryShips Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.
Athens, Greece
April 14, 2015